November 2, 2009

VIA HAND-DELIVERY

PERSONAL AND CONFIDENTIAL

Michael L. McClanahan

218 Shadow Bay Boulevard South

Longwood, Florida 32779

Dear Michael:

This letter agreement (“Agreement”), when countersigned by you, will set forth and constitute our agreement regarding the cessation of your employment with Orange Bank of Florida (“Orange Bank”), as well as its past and present officers, shareholders, directors, investors and employees (collectively the “Released Parties”) as follows:

1.         This Agreement is subject to the Older Workers Benefit Protection Act (the “Act”). Under the Act, we are required to afford you twenty-one (21) days from November 2, 2009 (the date on which Orange Bank first informed you in writing of these matters) until November 23, 2009 to consider and decide whether to accept or reject its terms. Of course, you may accept the terms of this Agreement in less time if you so desire. We strongly urge that you use as much of the time afforded as you deem appropriate, not only to consider it yourself but also to consult about it with an attorney or whomever you desire.

If you choose to enter into this Agreement, the Act also affords you the absolute right to revoke this Agreement within seven (7) days of the date on which you sign the Agreement. In order to make certain that you have not revoked the Agreement, no payments will be paid pursuant to this Agreement until at least ten (10) business days after the date on which you sign the Agreement.

Should you not enter into this Agreement on or before November 23, 2009 or should you revoke it within the seven (7) day revocation period described above, the only payments Orange Bank will make to you are those which ordinarily would be paid under your written Employment Agreement with Orange Bank of Florida dated June 1, 2008 (the “Employment Agreement”) as a result of your decision to resign your employment with Orange Bank, without good cause.

2.         You acknowledge that you actively worked for Orange Bank as President from March 15, 2005 through November 2, 2009, and further acknowledge that while you claim that certain actions taken by Orange Bank allegedly enable you to resign for “good reason” under the terms of the Employment Agreement dated June 1, 2008 between Orange Bank and you, Orange Bank disputes and rejects that contention. Nevertheless, you and Orange Bank mutually desire to settle these matters including, without limitation, all disputes arising out of or in any way related to your employment with Orange Bank pursuant to the June 1, 2008 Employment Agreement between you and Orange Bank, as well as the cessation of your employment with Orange Bank. Therefore, you and Orange Bank recognize and agree that (a) this Agreement represents a compromise of disputed claims, (b) that the terms and conditions of this Agreement are not to be construed as an admission of liability on the part of you or Orange Bank; (c) that you and Orange Bank enter into this Agreement only to avoid the expense and uncertainty of further disputes or litigation; and (d) that this Agreement is entered into voluntarily and in good faith.

Michael L. McClanahan

November 2, 2009

3.         In consideration of your signing and returning the original of this Agreement to me on or before November 23, 2009, not revoking this Agreement by delivering to me a written revocation within the seven (7) day revocation period described above, and your agreement (evidenced by your signature below) to voluntarily, knowingly and willingly generally release Orange Bank, as well as the Released Parties from any and all claims, whether in tort, contract or under statute, regulation, common law or otherwise, including without limitation, all claims existing under or relating in any way to the June 1, 2008 Employment Agreement between you and Orange Bank, as well as any aspect of your employment with or separation from employment with Orange Bank, including, but not limited to, claims under all federal, state or local constitutions and statutory provisions, ordinances and regulations prohibiting employment discrimination based upon age, race, color, sex, religion, disability, national origin, veterans’ status, marital status, retaliation, or any other protected activity under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Acts of 1866, 1870 and 1871; the Civil Rights Act of 1991; the Constitution of the United States; the Constitution of the State of Florida; the Employee Retirement Income Securities Act of 1974, as amended; the Americans with Disabilities Act, as amended; the Florida Civil Rights Act of 1992, as amended; the Family and Medical Leave Act of 1993, as amended; the Florida Whistleblower Act; the Age Discrimination in Employment Act of 1967, as amended; the Fair Labor Standards Act; the Equal Pay Act; the Older Workers Benefit Protection Act; and any other federal, state or local statute, regulation or judicial decision relating to any term, condition or termination of employment, you will receive the following: (i) payment of your current base salary, less deductions required by law, which will be paid at Orange Bank’s ordinary payroll periods, through May 31, 2011 (beginning at the time specified in Paragraph 1 above); (ii) continuation through May 31, 2011 of the medical and insurance benefits which you presently receive; and (iii) a revised stock option agreement in the form attached hereto marked Exhibit “1” which are not incentive stock options and which will entirely replace the Orange Bank of Florida Incentive Stock Option Agreements dated October 17, 2007 and June 20, 2005, as amended on March 31, 2008 which you presently hold and which will afford you 52,500 vested option shares at a strike price of $12.50 per share (and which will be signed and delivered to you after you sign and do not timely revoke this Agreement). Except as specified in this Paragraph 3, you will receive no other payments or benefits from Orange Bank.

Orange Bank releases you from any and all claims, known or unknown, whether in tort, contract or under statute, regulation, common law or otherwise, which it may have against you relating to your performance under the June 1, 2009 employment agreement between you and Orange Bank.

4.         While you will remain an employee of Orange Bank through May 31, 2011, by signing below you voluntarily resign, immediately, from any offices you may occupy or as a director of Orange Bank. Moreover, after November 2, 2009 you will neither be expected nor required to regularly report to work at Orange Bank despite the fact that you will continue to receive your regular base salary, less deductions required by law, at regular payroll intervals beginning on the date specified above. Nevertheless, throughout the time you receive salary continuation payments from Orange Bank under this Agreement Orange Bank reserves the right to ask that you to provide information, without other or additional compensation, regarding business development matters which may arise from time to time through May 31, 2011 or on other matters on which you were working as of October 28, 2009. If requested to provide such information, you agree to provide such information promptly, in a diligent, careful, thorough, professional and confidential matter consistent with good business practices. You also agree, throughout the time you are receiving payments hereunder to fully cooperate with Orange Bank and the Released Parties and to effect an orderly transition of your work responsibilities and duties. However, nothing contained in this Agreement will prohibit you from seeking or accepting other employment prior to May 31, 2011, except as may be prohibited by other provisions of this Agreement.

Michael L. McClanahan

November 2, 2009

5.         You agree that as an employee of Orange Bank you had access to confidential information of Orange Bank and the Released Parties and that Orange Bank has a legitimate interest in protecting its confidential information. Accordingly, you agree that you will not release or divulge any confidential information whatsoever relating to Orange Bank or the Released Parties to any person or entity without the prior written consent of the CEO of Orange Bank and further agree not to disparage or engage in conduct which is inimical, contrary or harmful to the interests of Orange Bank or any of the Released Parties. Confidential information does not include information that is available to the public other than through a breach of this Agreement. You further agree that you shall return any papers, lists, books, files, and computer stored or generated information, including any information stored on any computer hard drive, diskettes, tapes, or other format which you received as a result of your employment with Orange Bank within seven (7) days of executing this Agreement and that you will retain no copies of any format.

6.         You agree to not remove from Orange Bank, in any form or medium, any property, document or form of Orange Bank without the prior written authorization of the CEO of Orange Bank nor any property, document or form of any customer or client or prospective customer or client of Orange Bank without the prior written authorization of both the client or customer and the CEO of Orange Bank.

7.         You agree that Orange Bank has a legitimate business interest in protecting during the term of your employment with Orange Bank, its investment in you as an employee. Accordingly, during the period of time you receive payments from Orange Bank hereunder, namely, until May 31, 2011 you agree that you will not enter into the employ of, directly or indirectly, either as an executive, partner, director, officer, consultant, principle, agent, or employee, or have any ownership interest (or any other interest of any variety), direct or indirect, in any other FDIC insured depository institution (whether presently existing or subsequently established) which has an office located within a radius of fifty (50) miles of any office of Orange Bank. Notwithstanding the foregoing, Orange Bank hereby consents that you may retain any passive stock ownership interest which you presently possess in a banking institution but you may not expand that ownership interest by purchasing or otherwise receiving grants, options, pledges, or any other form of ownership interest, whatsoever, directly or indirectly, in exchange for any working effort on your part.

8.         You agree that Orange Bank has a legitimate business interest in protecting its relationships with its customers and employees. Accordingly, you agree that during the period of time you are receiving payments by Orange Bank and for a period of two (2) years thereafter you will not, directly or indirectly, (a) solicit for employment by yourself, or on behalf of anyone else, or employ, directly or indirectly, any employee of Orange Bank or any person who was an employee of Orange Bank within twelve (12) months prior to any such solicitation of employment; (b) directly or indirectly induce, or attempt to induce, any employee of Orange Bank to terminate such employee’s employment with Orange Bank; (c) directly or indirectly solicit or induce, or attempt to induce, anyone having a customer, vendor or business relationship with Orange Bank to terminate or curtail such relationship with Orange Bank; (d) make any untrue statement concerning Orange Bank, or any of the Released Parties to anyone or (e) permit anyone controlled by you, or any person acting on behalf of you, to do any of the foregoing.

9.         Notwithstanding any other provision of this Agreement or the attached stock option agreement, if, at any time prior to May 31, 2011 or your exercise of any options granted you in the attached stock option agreement you, in the determination of Orange Bank violate this Agreement, you shall forfeit any unexercised options granted to you by the attached stock option agreement and Orange Bank shall have the further right to cease to pay you any further monies which may be remaining under the terms of this Agreement. Additionally, and because the foregoing sentence is expressly not intended by you and Orange Bank to constitute a liquidated

Michael L. McClanahan

November 2, 2009

damages provision, you further agree that any breach by you of the provisions of Paragraphs 5 through 8 of this Agreement will give rise to an action for breach of contract which cannot be reasonably or be adequately remedied by monetary damages alone. Accordingly, you understand and agree that because the agreements hereunder are special, unique and extraordinary in character, in the event of a breach by you, Orange Bank shall be entitled to equitable relief, including a temporary, preliminary and permanent injunction to remedy any such breach in addition to Orange Bank’s cessation of payments and cancellation of any remaining unexercised options or pursuit of any other available remedy.

10.       You agree that the terms of this Agreement require that you not regularly report to work between November 2, 2009 and May 31, 2011, that Orange Bank is not obligated to provide to you the stock option agreement attached hereto marked Exhibit “1” and that absent entry into this Agreement you are presently obligated not to compete with Orange Bank for two years following the cessation of your employment with Orange Bank. As such, you acknowledge and agree that the payments and other considerations that you will receive hereunder constitute adequate and full consideration for the provisions of this Agreement including, specifically, the release provided by you in favor of Orange Bank and the Released Parties in Paragraph 3 above.

11.       You agree that at no time in the future will you apply for employment or otherwise request to be considered for employment with Orange Bank or any of the Released Parties. In the event that Orange Bank or any of the Released Parties hires you, you understand and agree that Orange Bank or the Released Parties will have automatic cause to release you and such release shall not constitute a violation of the United States Constitution or the Constitution of any state nor violate any state or federal law, judicial decision, order or regulation. You further agree and acknowledge that you hereby voluntarily waive, release, discharge and acquit any such cause of action, if any.

12.       You acknowledge and agree that this Agreement (and its attachment) represents the complete and entire understanding and agreement between you, Orange Bank and the Released Parties concerning its subject matter, and that it supersedes, cancels and replaces all prior agreements, discussions and understandings, whether written or oral, with respect to your employment at Orange Bank, the cessation of your employment at Orange Bank, including, for example, the June 1, 2008 Employment Agreement between you and Orange Bank, and the Orange Bank of Florida Incentive Stock Option Agreements dated October 17, 2007 and June 20, 2005, as amended on March 31, 2008. You further agree that this Agreement may not be modified, changed or amended in any manner except by a written document signed by you and the CEO of Orange Bank and further agree that the provisions of Paragraphs 5 through 8 survive the termination of this Agreement. You also agree that each provision of this Agreement shall be interpreted exclusively under Florida law in such a manner as to be effective and valid under Florida law. You further agree that if any provision of this Agreement, in whole or in part, is held to be invalid or unenforceable under Florida law such invalidity will not affect the enforceability of any other provision. Moreover, if any provision of the Agreement is found invalid you and Orange Bank agree that the Court shall reform such provision so that it may be enforced to the fullest extent permitted by Florida law or excised from the Agreement without affecting the validity, legality or enforceability of any remaining provision(s).

In order to confirm your agreement to the foregoing terms of this Agreement, please sign at the place provided below and return the original countersigned Agreement to me on or before 5:00 p.m. November 23, 2009. Of course, if you have any questions, please direct them to me and I will provide you with a prompt response.

Thank you for your service to, and efforts on behalf of, Orange Bank. We wish you well.

Michael L. McClanahan

November 2, 2009

Very truly yours,

/s/ Charlie W. Brinkley, Jr.

Charlie W. Brinkley, Jr.

Chief Executive Officer

I have read each of the foregoing provisions of this Agreement and have had an opportunity to ask questions about its terms. I fully understand and agree with the terms of this Agreement and to be bound by the same. I fully recognize and understand that this Agreement includes a settlement of disputed claims and a release of all claims by me against Orange Bank and the Released Parties, as defined above, and is intended to be, and is, a voluntary and complete release by me of all claims, if any, whether known or unknown, which I may have against Orange Bank and any of the Released Parties, through the date on which I sign this Agreement, regarding any and all aspects of my employment with Orange Bank, including the cessation of my employment with Orange Bank effective May 31, 2011, as well as my resignation as an officer or director of Orange Bank or any of the Released Parties as of today’s date.

/s/ Michael L. McClanahan
Michael L. McClanahan

Date :November 20, 2009